Exhibit 10.3
Mallinckrodt plc
Stock and Incentive Plan
Terms and Conditions
of
Performance Unit Award FY14-FY16 Performance Cycle
PERFORMANCE UNIT AWARD granted on January 2, 2014 (the “Grant Date”).
1.Grant of Performance Units. Mallinckrodt plc (the “Company”) has granted to you [###] Performance Units subject to the provisions of these Terms and Conditions and the Plan. The Company will hold the Performance Units in a bookkeeping account on your behalf until such units become payable or are forfeited or cancelled. Please contact your local Human Resources Representative if you have any questions.
2.Amount and Form of Payment. Each Performance Unit represents one (1) Ordinary Share and any Performance Units that vest pursuant to Section 4 will be redeemed solely for Shares, subject to Section 10.
3.Dividends. Each unvested Performance Unit will be credited with a Dividend Equivalent Unit (“DEU”) for any cash or stock dividends distributed by the Company on an Ordinary Share. DEUs will be calculated at the same dividend rate paid to other holders of Ordinary Shares and will be adjusted and vest in accordance with the adjustment and vesting provisions applicable to the underlying Performance Units.
4.Vesting.
(i)Except as provided below, Performance Units subject to this Award will fully vest on the Committee Certification Date (as defined in Appendix A), provided that you are an Employee on the third anniversary of the grant date. The target number of Performance Units specified in this Terms and Conditions agreement shall be adjusted at the end of the Performance Cycle based on the attained level of achievement for the Performance Cycle (as described in Appendix A).
(ii)If your employment terminates before the third anniversary of the grant date, you will forfeit the unvested portion of Performance Units. However, if your employment terminates due to Normal Retirement (your employment terminates on or after the date you attain age 60 and the sum of your age and years of service equals at least 70), Early Retirement (your employment terminates on or after the date you attain age 55 and the sum of your age and years of service equals at least 60), death, Disability, a Change in Control or Divestiture or Outsourcing Agreement, Performance Units subject to this Award may become vested in accordance with the provisions of Section 5, 6 or 7, as applicable.
5.Early Retirement, Normal Retirement, Disability or Death. Notwithstanding the vesting provisions described in Section 4, Performance Units subject to this Award may

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become vested if your Termination of Employment is a result of your Early Retirement, Normal Retirement, Disability or death as follows:
(i)Early Retirement. If your employment terminates as a result of your Early Retirement (as defined in Section 4) and your Early Retirement occurs less than 12 months after the Grant Date, you will forfeit all Performance Units subject to this Award. If, however, your Early Retirement occurs at least 12 months after the Grant Date and, had you continued in employment through the Committee Certification Date and third anniversary of the grant date you would have become fully vested in Performance Units subject to this Award, then you will be entitled to pro rata vesting of Performance Units subject to this Award that would have become fully vested based on (A) the number of whole months completed from the grant date through your Termination of Employment date divided by 36 times (B) the total number of Performance Units subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Units pursuant to this Section 5(i), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time.
(ii)Normal Retirement, Disability or Death. If your employment terminates as a result of your Normal Retirement (as defined in Section 4), your death or a Disability, and had you continued in employment through the Committee Certification Date and third anniversary of the grant date you would have become fully vested in Performance Units subject to this Award, then you will become fully vested in the total number of Performance Units subject to this Award that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Units pursuant to this Section 5(ii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time.
6.Termination of Employment Following a Change in Control. Notwithstanding the vesting provisions described in Section 4, these Performance Units may become vested in the manner described in Section 6(iii) below if you experience a Termination of Employment after a Change in Control and you satisfy either Section 6(i) or Section 6(ii).
(i)Within 12 months after a Change in Control, the Company or any Subsidiary terminates your employment for any reason other than Cause, Disability or death; or
(ii)Within 12 months after a Change in Control and within 60 days after one of the events listed in this Section 6(ii), you terminate your employment because (A) the Company or any Subsidiary (1) assigns or causes to be assigned to you duties inconsistent in any material respect with your position as in effect immediately prior to the Change in Control; (2) makes or causes to be made any material adverse change in your position (including titles and reporting relationships and level), authority, duties or responsibilities; or (3) takes or causes to be taken any other action which, in your reasonable judgment, would cause you to violate your ethical or professional obligations

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or which results in a significant diminution in your position, authority, duties or responsibilities; or (B) the Company or any Subsidiary, without your consent, (1) requires you to relocate to a principal place of employment more than 50 miles from your existing place of employment and which increases your commute from your principal residence by more than 50 miles; or (2) reduces your base salary, annual bonus, or retirement, welfare, share incentive, perquisite (if any) and other benefits when taken as a whole; provided, however, that upon an event described in (A) or (B) above, you submit written notice of such event to the Company and the Company has not cured such action within 15 days after receipt of such notice.
(iii)If your employment terminates after a Change in Control in a manner that satisfies either Section 6(i) or Section 6(ii) above and, had you continued in employment through the Committee Certification Date and the third anniversary of the grant date you would have become fully vested in Performance Units subject to this Award, then you will become fully vested in the total number of Performance Units that would have become fully vested after adjustment for the attained level of achievement. If you are entitled to full vesting of any Performance Units pursuant to this Section 6(iii), such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date) and shall, in no event, become vested or delivered prior to such time.
7.Termination of Employment Resulting From Divestiture or Outsourcing Agreement. Notwithstanding the vesting provisions described in Section 4, and subject to the provisions of subsection (i) below, if your employment with the Company or a Subsidiary terminates as a result of a Divestiture or Outsourcing Agreement and, had you continued in employment through the Committee Certification Date you would have become fully vested in Performance Units subject to this Award, then you shall be entitled to pro rata vesting in Performance Units subject to this Award that would have become fully vested based on (A) the number of whole months completed from the grant date through your Termination of Employment date divided by 36 times (B) the total number of Performance Units subject to this Award that would have become vested after adjustment for the attained level of achievement. If you are entitled to pro rata vesting of any Performance Units pursuant to this Section 7, such vesting shall occur at the same time and in the same manner as the vesting of active employees in performance units attributable to the Performance Cycle (i.e., upon the Committee Certification Date and third anniversary of the grant date and shall, in no event, become vested or delivered prior to such time.
(i)Notwithstanding the foregoing provisions of this Section 7, you shall not be eligible for pro-rata vesting if (A) your Termination of Employment occurs on or prior to the closing date of a Divestiture or such later date as is provided specifically in the applicable transaction agreement or related agreements, or on the effective date of an Outsourcing Agreement (the “Applicable Employment Date”), and (B) you are offered Comparable Employment with the buyer, successor company or Outsourcing Agent, as applicable, but do not commence such employment on the Applicable Employment Date.
(ii)For purposes of this Section 7 and these Terms and Conditions, (A) “Comparable Employment” means employment at a location that is no more than 50 miles from your job location at the time of your Termination of Employment that has a

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base salary and target bonus opportunity that is at least equal to your base salary and target bonus opportunity in effect immediately prior to your Termination of Employment; (B) “Disposition of Assets” means the disposition by the Company or a Subsidiary of all or a portion of the assets used by the Company or Subsidiary in a trade or business to an unrelated individual or entity; (C) “Disposition of a Subsidiary” means the disposition by the Company or Subsidiary of its interest in a subsidiary or controlled entity to an unrelated individual or entity, provided that such subsidiary or controlled entity ceases to be a member of the Company’s controlled group as a result of such disposition; (D) “Divestiture” means a Disposition of Assets or a Disposition of a Subsidiary; and (E) “Outsourcing Agreement” means a written agreement between the Company or Subsidiary and an unrelated third party (“Outsourcing Agent”) pursuant to which (1) the Company or Subsidiary transfers the performance of services previously performed by Company or Subsidiary employees to the Outsourcing Agent, and (2) the Outsourcing Agreement includes an obligation of the Outsourcing Agent to offer employment to any employee whose employment is being terminated as a result of or in connection with said Outsourcing Agreement.
8.Withholdings. The Company has the right, prior to the issuance or delivery of any Shares subject to this Award, to withhold or require from you the amount necessary to satisfy applicable tax requirements (e.g., income tax, social insurance, payroll tax and payment on account), as determined by the Company. If, at any time after the Grant Date, you become subject to tax in more than one jurisdiction, the Company may be required to withhold or account for applicable tax requirements in the various jurisdictions. By accepting this Award, you authorize the Company or any Subsidiary to satisfy applicable tax or tax withholding requirements by: (i) withholding from your wages or other cash compensation payable to you; (ii) withholding from any proceeds resulting from the sale of Shares subject to this Award either through a voluntary sale or through a mandatory sale arranged by the Company on your behalf and pursuant to this authorization; (iii) redemption by the Company at Fair Market Value of Shares due to you following the vesting of Shares subject to this Award; or (iv) a combination of (i), (ii) or (iii) above. Furthermore, if the Shares subject to this Award vest under circumstances where they have not otherwise been fully paid-up in accordance with the requirements of Irish law, the Company or any Subsidiary may require you to pay the par value of each Share which vests hereunder at the time of such vesting. The Company or any Subsidiary may take the payment from you by application of any of the methods of withholding set forth herein. If the Company or any Subsidiary cannot withhold or account for all taxes associated with this Award, or obtain payment of the par value of each Share that vests hereunder, by application of the means described herein, then, by accepting this Award, you agree that you will pay to the Company or any Subsidiary all amounts necessary to satisfy applicable tax requirements or the requirement that Shares be issued on a fully paid-up basis and acknowledge that the Company may refuse to issue or deliver Shares subject to this Award, or the proceeds from the sale of such Shares, if you do not comply with such obligations.
9.Transfer of Award. You may not transfer this Award or any interest in Performance Units except by will or the laws of descent and distribution. Any other attempt to transfer this Award or any interest in Performance Units is null and void.
10.Forfeiture of Award. You will forfeit all or a portion of the Performance Units subject to this Award if your employment terminates under the circumstances described below:

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(i)If the Company or Subsidiary terminates your employment for Cause, including without limitation a termination as a result of your violation of the Company’s Guide to Business Conduct, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon your Termination of Employment for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the 12-month period that occurs immediately before your Termination of Employment for Cause.
(ii)If, after your Termination of Employment, the Committee determines in its sole discretion that while you were a Company or Subsidiary employee you engaged in activity that would have constituted grounds for the Company or Subsidiary to terminate your employment for Cause, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the date the Committee determines that you could have been terminated for Cause, Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the period that begins 12 months immediately before your Termination of Employment and ends on the date that the Committee determines that you could have been terminated for Cause.
(iii)If the Committee determines in its sole discretion that at any time after your Termination of Employment and prior to the first anniversary of your Termination of Employment you (A) disclosed confidential or proprietary information related to any business of the Company or any Subsidiary or (B) entered into an employment or consultation arrangement (including any arrangement for employment or service as an agent, partner, stockholder, consultant, officer or director) with any entity or person engaged in a business and (1) such employment or consultation arrangement would likely (in the Committee’s sole discretion) result in the disclosure of confidential or proprietary information related to any business of the Company or any Subsidiary to a business that is competitive with any Company or Subsidiary business as to which you had access to strategic or confidential information and (2) the Committee has not approved the arrangement in writing, then the Company will immediately rescind all unvested Performance Units subject to this Award and you will forfeit all rights you have with respect to this Award. Also, by accepting this Award, you agree and promise to deliver to the Company immediately upon the Committee’s determination date Shares (or, in the discretion of the Company, cash) equal in value to the amount of all Performance Units subject to this Award that vested during the period that begins 12 months immediately before your Termination of Employment and ends on the date of the Committee’s determination.
11.Adjustments. In the event of any stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, the issuance of warrants or other rights to purchase Shares or other securities, or other similar corporate

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transaction or event, the Committee shall adjust the number and kind of Shares covered by this Award and other relevant provisions to the extent necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be provided by this Award. Any such determinations and adjustments made by the Committee will be binding on all persons.
12.Restrictions on Payment of Shares. Payment of Shares for Performance Units is subject to the conditions that, to the extent required at the time of delivery of such Shares:
(i)The Shares covered by this Award will be duly listed, upon official notice of issuance, on the NYSE; and
(ii)A Registration Statement under the United States Securities Act of 1933 with respect to the Shares will be effective or an exemption from registration will apply.
If there is any registration, qualification, exchange control or other legal requirement imposed upon this Award or the Shares subject to this Award by applicable securities or exchange control laws (including rulings or regulations issued by the United States Securities and Exchange Commission or any other governmental agency with jurisdiction over the issuance of this Award or the Shares subject to this Award), the Company shall not be required to deliver any Shares subject to this Award before the Company, in its sole discretion, has determined that either (a) it has satisfied any such requirements or has received the requisite approval from the appropriate governmental agency; or (b) an exemption from such registration or exchange control requirement applies. By accepting this Award, you acknowledge that you understand that the Company is under no obligation to register this Award or the Shares subject to this Award with any governmental agency or to seek approval from any governmental agency for the issuance or sale of Shares subject to this Award.
13.Disposition of Securities. By accepting this Award, you acknowledge that you have read and understand the Company’s Insider Trading Policy and are aware of and understand your obligations under United States federal securities laws with respect to trading in the Company’s securities. The Company has the right to recover, or receive reimbursement for, any compensation or profit realized on the disposition of Shares received for Performance Units to the extent that the Company has a right of recovery or reimbursement under applicable securities laws.
14.Plan Terms Govern. The vesting of Performance Units, the disposition of any Shares received on or after such vesting, and the treatment of any gains received upon such disposition are subject to the terms of the Plan and any rules that the Committee prescribes. The Plan document, as amended from time to time, is incorporated into these Terms and Conditions. The Grant Letter and these Terms and Conditions shall together constitute the Award Certificate referred to in the Plan. Unless defined herein, capitalized terms used in these Terms and Conditions are defined in the Plan. If there is any conflict between the terms of the Plan and these Terms and Conditions, the Plan’s terms govern. By accepting this Award, you acknowledge receipt of the Plan and the prospectus, as in effect on the Grant Date.
15.Personal Data. To comply with applicable law and to administer this Award appropriately, the Company and its agents may accumulate, hold and process your personal data and/or “sensitive personal data” within the meaning of applicable law (“Personal Data”). Personal Data includes, but is not limited to, the information provided to you as part of the grant package and any changes thereto (e.g., details of Performance Units, including amounts awarded, unvested or vested), other appropriate personal and financial data about you (e.g., name, home

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address, telephone number, date of birth, nationality, job title, reason for termination of employment, and social security, social insurance or other identification number), and information about your participation in the Plan and Shares obtained under the Plan from time to time. By accepting this Award, you give your explicit consent to your employer’s and the Company’s accumulating, transferring, and processing Personal Data as necessary or appropriate for Plan administration. Your Personal Data will be retained only as long as is necessary to administer your participation in the Plan. If applicable, by accepting this Award, you also give your explicit consent to the Company’s transfer of Personal Data outside the country in which you work or reside and to the United States of America where the same level of data protection laws may not apply as in your home country. The legal persons for whom your Personal Data are intended (and by whom your Personal Data may be transferred, processed or exchanged) include the Company, its Subsidiaries (or former Subsidiaries as are deemed necessary), the outside Plan administrator, their respective agents, and any other person that the Company retains or utilizes for compensation planning or Plan administration purposes. You have the right to request a list of the names and addresses of any potential recipients of your Personal Data and to review and correct your Personal Data by contacting your local Human Resources Representative. By accepting this Award, you acknowledge your understanding that the transfer of the information outlined here is important to Plan administration and that failure to consent to the transmission of such information may limit or prohibit your participation in the Plan. By accepting this Award, you acknowledge that you are providing the consents herein on a purely voluntary basis and that, if you do not consent or if you later seek to revoke your consent, it will adversely impact the ability of the Company to administer your Awards but it will not adversely impact your employment status or service with your employer.
16.No Contract of Employment or Promise of Future Grants. By accepting this Award, you agree that you are bound by the terms of the Plan and these Terms and Conditions and acknowledge that this Award is granted in the Company’s sole discretion and is not considered part of any employment contract or your ordinary or expected salary or other compensation for services of any kind rendered to the Company or any Subsidiary. You further agree that this Award, and your Plan participation, do not form, and will not be interpreted as forming, an employment contract or guarantee of employment with the Company or any Subsidiary. The Company, in its sole discretion, voluntarily established the Plan and may amend or terminate it at any time pursuant to the terms of the Plan. You understand that the grant of performance units under the Plan is voluntary and occasional and does not create any contractual or other right to receive future grants of any performance units, or benefits in lieu of performance units, even if performance units have been granted repeatedly in the past and that all decisions with respect to future grants will be in the Company’s sole discretion. By accepting this Award, you also acknowledge that this Award and any gains received hereunder are extraordinary items and are not considered part of your salary or compensation for purposes of any pension or retirement benefits or for purposes of calculating any termination, severance, redundancy, resignation, end of service payments, bonuses, long-service awards, life or accident insurance benefits or similar payments. Neither this Award, nor any gains received hereunder, is intended to replace any pension rights or compensation. If the Company or Subsidiary terminates your employment for any reason, you agree that you will not be entitled to damages or compensation for breach of contract, dismissal (in any circumstances, including unfair dismissal) or compensation for loss of office or otherwise to any sum, Shares, Performance Units or other

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benefits to compensate you for the loss or diminution in value of any actual or prospective rights, benefits or expectation under or in relation to the Plan.
17.Limitations. Nothing in these Terms and Conditions or the Plan grants to you any right to continued employment with the Company or any Subsidiary or to interfere in any way with the Company or Subsidiary’s right to terminate your employment at any time and for any reason, subject to applicable law. Payment of Shares is not secured by a trust, insurance contract or other funding medium, and you do not have any interest in any fund or specific Company or Subsidiary asset by reason of this Award. You have no rights as a stockholder of the Company pursuant to this Award until Shares are actually delivered to you.
18.Entire Agreement and Amendment. These Terms and Conditions, the Grant Letter, and the Plan constitute the entire understanding between you and the Company regarding this Award. These Terms and Conditions supersede any prior agreements, commitments or negotiations concerning this Award. These Terms and Conditions may not be modified, altered or changed except by the Committee (or its delegate) in writing and pursuant to the terms of the Plan; provided, however, that the Company has the unilateral authority to amend these Terms and Conditions without your consent to the extent necessary to comply with applicable securities registration or exchange control requirements and to impose additional requirements on this Award or Shares subject to this Award if the Company, in its sole discretion, deems it necessary or advisable for legal or administrative reasons.
19.Severability. The invalidity or unenforceability of any provision of these Terms and Conditions will not affect the validity or enforceability of the other provisions of these Terms and Conditions, which will remain in full force and effect. Moreover, if any provision is found to be excessively broad in duration, scope or covered activity, the provision will be construed so as to be enforceable to the maximum extent compatible with applicable law.
20.Waiver. By accepting this Award, you acknowledge that a waiver by the Company of any breach by you of a provision of these Terms and Conditions shall not operate or be construed as a waiver by the Company of any other provision of these Terms and Conditions or of a subsequent breach.
21.Notices. By accepting this Award, you agree to receive documents, notices and any other communications relating to your participation in the Plan in writing by regular mail to your last known address on file with your employer, the Company or Subsidiary or any outside Plan administrator, or by electronic means, including by e-mail, through an online system maintained by any outside Plan administrator, or by a posting on the Company’s intranet website or on an online system or website maintained by any outside Plan administrator.
22.Code Section 409A Compliance. Notwithstanding any other provision of these Terms and Conditions to the contrary, in the event that all or a portion of this Award becomes subject to Code Section 409A, the provisions contained in Section 7.11 of the Plan shall govern and shall supersede any applicable provision of these Terms and Conditions.
23.Governing Law. This Award and these Terms and Conditions are governed by the law of Ireland and shall be construed accordingly; provided, however, that, to the extent that any provisions of Irish employment law are relevant, such provisions shall only apply to an individual who has entered into a contract of employment with the Company or any of its Irish subsidiaries.

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24.Acceptance. In order to receive this Award, you must electronically acknowledge and accept on Mallinckrodt’s third party Equity Administrator’s website the terms and conditions set forth in the Plan and these Terms and Conditions.  By accepting this Award, you agree to the following: (i) you have carefully read, fully understand and agree to all of the terms and conditions contained in the Plan and these Terms and Conditions; and (ii) you understand and agree the Plan and these Terms and Conditions constitute the entire understanding between you and the Company regarding this Award, and any prior agreements, commitments or negotiations concerning this Award are replaced and superseded.  If you do not acknowledge these Terms and Conditions on the website, you will not be entitled to your Award.

Appendix A
to
Terms and Conditions
of
Performance Unit Award
Performance Unit Award Vesting Requirements
FY14-FY16 Performance Cycle

Performance Goals
This Appendix A describes the vesting requirements for performance units (“PSUs”) awarded under these “Terms and Conditions of Performance Unit Award” for the FY14-FY16 performance cycle (September 28, 2013 through September 30, 2016). The number of PSUs subject to these Terms and Conditions that vest is based fifty percent (50%) upon the Company’s Total Return to Shareholders as compared to the Total Return to Shareholders of the Specialty Pharmaceutical Index during the Performance Cycle, as described further below, and fifty percent (50%) on the achievement of predetermined Adjusted EBITDA Margin goals for FY16. Upon the expiration of the Performance Cycle, the Committee shall calculate the level of achievement attained for the Performance Cycle (in the manner described below) and certify the extent to which the performance goals have been achieved. You shall become vested in the number of PSUs that corresponds to the attained level of achievement certified by the Committee on the later of the date that the Committee formally certifies such attained level of achievement (the “Committee Certification Date”) or the third anniversary of the grant date. The Committee Certification Date shall occur no later than sixty (60) days after the conclusion of the Performance Cycle. Except as otherwise provided in these Terms and Conditions, if your employment terminates for any reason before the third anniversary of the grant date, you will automatically forfeit all Performance Units and they will be cancelled as of your Termination of Employment date.

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Specialty Pharmaceutical Index
The Specialty Pharmaceutical Index includes the following companies:

Actavis	Daiichi Sankyo	Jazz Pharmaceuticals	Santen Pharmaceutical
Actelion	Eisai	Lundbeck	Seattle Genetics
Alexion Pharmaceuticals	Elan	Meda	Shionogi
Alkermes	Endo Health Solutions	Medivation	Shire
Allergan	Forest Laboratories	Merck KGaA	The Medicines Company
Astellas Pharma	Fresenius	Orion	Theravance
Biogen Idec	Galenica	Otsuka Holdings	UCB
BioMarin Pharmaceutical	Gedeon Richter	Pharmacyclics	United Therapeutics
Celgene	Gilead Sciences	Questcor Pharmaceuticals	Valeant Pharmaceuticals International
Chugai	Incyte	Regeneron Pharmaceuticals	Vertex Pharmaceuticals
Cubist Pharmaceuticals	Ipsen	Salix Pharmaceuticals	ViroPharma

If two companies in the Specialty Pharmaceutical Index merge, the surviving company shall remain in the Specialty Pharmaceutical Index. If a company in the Specialty Pharmaceutical Index merges with, or is acquired by, a company that is not in the Specialty Pharmaceutical Index, and the company in the Specialty Pharmaceutical Index is the surviving company, then the surviving company shall be included in the Specialty Pharmaceutical Index. If a company in the Specialty Pharmaceutical Index merges with, or is acquired by, a company that is not in the Specialty Pharmaceutical Index, and the company in the Specialty Pharmaceutical Index is not the surviving company or the surviving company is no longer publicly traded, then the surviving company shall not be included in the Specialty Pharmaceutical Index. If, during the performance period, the Company or a company in the Specialty Pharmaceutical Index spins-off a subsidiary or division by distributing to its shareholders shares in the spun-off company as a dividend distribution then, for purposes of calculating the Total Return to Shareholders of the Company or the company in the Specialty Pharmaceutical Index, as applicable, the value of the dividend distribution shall be treated as a dividend paid during the performance period and the company being spun-off, including the value of any shares of such company, shall be disregarded immediately upon consummation of the transaction.

Notwithstanding the foregoing, if a company in the Specialty Pharmaceutical Index ceases to be listed in the Healthcare Sector under the Standard & Poor’s Global Industry Classification Standard (GICS) at any time during the performance period (including after a merger, acquisition or other business transaction described above), then it shall not be included in the Specialty Pharmaceutical Index.

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Total Return to Shareholders
Total Return to Shareholders for the Company and each company in the Specialty Pharmaceutical Index shall include dividends paid and shall be determined as follows:

Total Return to Shareholders = (Change in Stock Price + Dividends Paid) / Beginning Stock Price

“Beginning Stock Price” means the average closing price as reported on the New York Stock Exchange of one (1) share of common stock for the thirty (30) trading days pre-ceding the first day of the Performance Cycle.

“Change in Stock Price” means the difference between the Beginning Stock Price and the Ending Stock Price.

“Dividends Paid” means the total of all dividends paid on one (1) share of stock during the Performance Cycle.

“Ending Stock Price” means the average closing price as reported in the New York Stock Exchange of one (1) share of common stock for the last thirty (30) trading days of the Performance Cycle.

“Performance Cycle” means the three-year period commencing September 28, 2013 and ending on September 30, 2016.

Example: If the Beginning Stock Price for a company was $50.00 per share, the company paid $5.00 in dividends over the Performance Cycle and the Ending Stock Price was $55.00 per share (thereby making the Change in Stock Price $5.00 ($55.00 minus $50.00)), then the Total Shareholder Return for that company would be twenty percent (20%). The calculation is as follows: .2 = ($5 + $5) / $50

Calculation of Percentile Performance
Following the Total Shareholder Return determination for the Company and each of the companies in the Specialty Pharmaceutical Index, the Company and the companies in the Specialty Pharmaceutical Index will be ranked, in order of maximum to minimum, according to their respective Total Shareholder Return.

After this ranking, the percentile performance of the Company as compared to the other companies in the Specialty Pharmaceutical Index shall be determined by the following formula:

P = 1 -

“P” represents the percentile performance which will be rounded, if necessary, to the nearest whole percentile by application of regular rounding.

“N” represents the number of companies in the Specialty Pharmaceutical Index, including the Company.

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“R” represents the Company’s ranking versus the other companies in the Specialty Pharmaceutical Index.

Example: If the Company ranked 20th out of 44 companies, the performance will be in the 56th percentile.

The calculation is as follows: .56 = 1 -
Calculation of Grant Multiplier
Following the percentile performance determination for the Company, the following multipliers will be utilized to determine the weighted percentage of Performance Units associated with the Total Return to Shareholders measure that shall become vested, if any.

Percentile Performance                 Grant Multiplier

75th and higher                    2x
At least 50th but less than 75th                See below*
At least 25th but less than 50th             See below**
Less than 25th                         Zero

*If percentile performance equals or exceeds the 50th percentile, but is less than the 75th percentile, then the Grant Multiplier is determined by the following formula: GM = (4 x PF) - 1.

**If percentile performance equals or exceeds the 25th percentile, but is less than the 50th percentile, then the Grant Multiplier is determined by the following formula: GM = (2 x PF).

“GM” represents the Grant Multiplier.

“PF” represents the Company’s percentile performance expressed as a fraction.

Example: If an employee was issued 100 PSUs and the Company achieved a percentile performance in the 80th percentile for the applicable performance cycle, then the employee would vest in 100 PSUs on the third anniversary of the grant after the end of such cycle (2 x 100 x 50% Total Return to Shareholders metric weighting). If, instead, the Company achieved a percentile performance in the 60th percentile, then the grant multiplier would be 1.4 ((4 x .60) -1) and the employee would vest in 70 PSUs (1.4 x 100 x 50% Total Return to Shareholders metric weighting) on the third anniversary of the grant date after the end of the performance cycle.

Example: If an employee was issued 150 PSUs and the Company achieved a percentile performance in the 40th percentile for the applicable performance cycle, then the grant multiplier would be .80 (2 * .40) and the employee would vest in 60 PSUs (.80 x 150 x 50% Total Return to Shareholders metric weighting) on the third anniversary of the grant date after the end of such cycle. If, instead, the Company achieved a percentile performance in the 20th percentile, then all PSUs related to the Total Return to Shareholders metric component would be forfeited.

12    FY14 Grant US PSU

Adjusted EBITDA Margin
Adjusted EBITDA Margin for the Company will be calculated for FY16 (September 26, 2015 - September 30, 2016) using GAAP net income before net interest, income taxes, depreciation and amortization, adjusted to exclude certain items as a percentage of Net Sales. Certain items, if applicable, include discontinued operations; other income, net; separation costs; restructuring charges, net; immediately expensed up-front and milestone payments; acquisition-related costs; and non-cash impairment charges.

“Net Sales” is calculated in accordance with U.S. GAAP and reported in the Company’s filings with the SEC within the statement of income.

Determination of Grant Multiplier
Following the certification of Adjusted EBITDA Margin for FY16, the Compensation Committee of the Board will determine and approve the weighted percentage of Performance Units associated with the Adjusted EBITDA Margin measure that shall become vested, if any.

Example: If an employee was issued 100 PSUs and the FY16 Adjusted EBITDA Margin Grant Multiplier is 1.0x, then the employee would vest in 50 PSUs on the third anniversary of the grant after the end of such cycle (1.0 x 100 x 50% Adjusted EBITDA Margin metric weighting). If, instead, the FY16 Adjusted EBITDA Margin Grant Multiplier is zero, the employee would not vest in any PSUs associated with the Adjusted EBITDA Margin measure.

13    FY14 Grant US PSU